Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Provides First Quarter 2011 Revenue Guidance of $83 Million

INCLINE VILLAGE, NV, March 7, 2011 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced revenue guidance for the first quarter ending March 31, 2011 of approximately $83 million, as compared with actual results of $62 million for the first quarter of 2010, an expected 34 percent year-over-year increase.  Included in first quarter revenue guidance is the $10 million settlement received from UCB Pharma S.A. (UCB) in January 2010 resolving all legal disputes between the two companies, including those relating to UCB’s pegylated humanized antibody fragment, Cimzia®, and PDL's patents known as the Queen et al. patents.

Royalty revenues included in first quarter 2011 revenue guidance are $73 million as compared with actual royalty revenues of $62 million for the first quarter of 2010, an expected 18 percent year-over-year increase. The forecasted growth is primarily driven by increased fourth quarter 2010 sales of Herceptin®, Lucentis® and Tysabri® for which PDL received royalties in the first quarter of 2010.  Also contributing to the expected increase are increased royalties from sales of Avastin ® that was both manufactured and sold outside of the United States.  Ex-U.S. manufactured and sold Avastin sales represented 19 percent of total Avastin sales in the fourth quarter of 2010 as compared with five percent of total Avastin sales for same period in 2009. The first quarter royalty payment recently received from Genentech included royalties generated on all worldwide sales.

Sales of Avastin, Herceptin and Lucentis are subject to a tiered royalty rate for product that is made or sold in the United States and a flat royalty rate of three percent for product that is manufactured and sold outside of the United States.  The net sales thresholds and the applicable royalty rates for product that is made or sold in the United States are outlined below:

Royalty Rate
Net sales up to $1.5 billion	3.0%
Net sales between $1.5 billion and $2.5 billion	2.5%
Net sales between $2.5 billion and $4.0 billion	2.0%
Net sales exceeding $4.0 billion	1.0%

Reported sales for Herceptin increased four percent in the fourth quarter of 2010 when compared to the same period in 2009. Roche recently reported that, in 2010, Herceptin maintained its high market penetration in HER2-positive breast cancer and achieved single-digit gains in the United States and Western Europe in advanced stomach cancer. Additionally, Roche reported that improvements in the quality of HER2 testing are expanding the patient population eligible for treatment with Herceptin. Ex-U.S. manufactured and sold Herceptin sales represented 40 percent of total Herceptin sales in the fourth quarter of 2010 as compared with 43 percent in the fourth quarter of 2009.

Reported sales for Lucentis increased 17 percent in the fourth quarter of 2010 when compared to the same period in 2009.  Roche recently reported that strong sales growth was driven primarily by increases in the total number of patients receiving Lucentis and the amount of time patients are on treatment.  Lucentis is approved for the treatment of age-related macular degeneration in the United States and Europe. Lucentis received approval for the treatment of macular edema following retinal vein occlusion in June 2010 in the United States as well as for diabetic macular edema in Europe in January 2011.  Roche and Novartis recently reported that fourth quarter sales grew by 17 percent in both the United States and internationally.

Reported sales for Tysabri increased 13 percent in the fourth quarter of 2010 when compared to the same period in 2009.  Biogen Idec recently announced that, at the end of December 2010, approximately 56,600 patients were on therapy worldwide, representing a 16 percent increase over the approximately 48,800 patients who were on therapy at the end of December 2009 and that cumulatively 78,800 patients have been treated with Tysabri in the post-marketing setting.  Tysabri royalties are determined at a flat rate as a percent of sales regardless of location of manufacture or sale.

The sales information presented above is based on information provided by PDL’s licensees in their quarterly reports to the Company as well as from public disclosures made by PDL’s licensees.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;
•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus made or sold in the U.S.;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;
•	The outcome of pending litigation or disputes;
•	The change in foreign currency exchange rate; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.